EXHIBIT 10(l)

NORTHROP GRUMMAN
SUPPLEMENTAL PLAN 2
(Amended and Restated Effective as of January 1, 2014)

EXHIBIT 10(l)

TABLE OF CONTENTS

ARTICLE I Definitions	1
1.01 Affiliated Companies	1
1.02 Board of Directors	1
1.03 CIC Plans	1
1.04 Code	1
1.05 Company	1
1.06 Deferred Compensation Plan	1
1.07 ERISA	1
1.08 Grandfathered Amounts	1
1.09 Key Employee	1
1.10 Participant	2
1.11 Payment Date	2
1.12 Pension Plan	2
1.13 Plan	2
1.14 Program	2
1.15 Qualified Plan	2
1.16 Separation from Service or Separates from Service	2
1.17 Termination of Employment	3
ARTICLE II General Provisions	4
2.01 In General	4
2.02 Treatment of 2000 Ad Hoc Increases for Retirees	4
2.03 Forms and Times of Benefit Payments	4
2.04 Beneficiaries and Spouses	5
2.05 Mandatory Cashout	5
2.06 Optional Payment Forms	5
2.07 Special Tax Distribution	6
2.08 Amendment and Plan Termination	6
2.09 Not an Employment Agreement	7
2.10 Assignment of Benefits	7
2.11 Nonduplication of Benefits	7
2.12 Funding	8
2.13 Construction	8
2.14 Governing Law	8
2.15 Actions by Company and Claims Procedures	8
2.16 Plan Representatives	8
2.17 Number	8
ARTICLE III Lump Sum Election	9
3.01 In General	9
3.02 Election	9
3.03 Lump Sum—Retirement Eligible	10
3.04 Lump Sum—Not Retirement Eligible	11
3.05 Lump Sums with CIC Severance Plan Election	12
3.06 Calculation of Lump Sum	12

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3.07 Spousal consent	13
APPENDIX 1 – 2005-2007 TRANSITION RULES	14
1.01 Election	14
1.02 2005 Commencements	14
1.03 2006 and 2007 Commencements	15
APPENDIX 2 – POST 2007 DISTRIBUTION OF 409A AMOUNTS	16
2.01 Time of Distribution	16
2.02 Special Rule for Key Employees	16
2.03 Forms of Distribution	16
2.04 Death	16
2.05 Actuarial Assumptions	17
2.06 Accelerated Lump Sum Payouts	17
2.07 Effect of Early Taxation	18
2.08 Permitted Delays	18
APPENDIX 3 – COMMITTEES AND APPOINTMENTS	19

Note: All of the following Appendices are saved as separate documents.
Confidential documents may be requested from Benefits Strategy & Design.

APPENDIX A Northrop Supplemental Retirement Income Program For Senior Executives
APPENDIX B ERISA Supplemental Program 2
APPENDIX C Arthur F. Dauer Program (Confidential)
APPENDIX D Nelson Gibbs, Jr. Program (Confidential)
APPENDIX E Oliver Boileau Program (Confidential)
APPENDIX F CPC Supplemental Executive Retirement Program
APPENDIX G Officers Supplemental Executive Retirement Program
APPENDIX H Robert P. Iorizzo Program
APPENDIX I Officers Supplemental Executive Retirement Program II

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EXHIBIT 10(l)

The Northrop Grumman Supplemental Plan 2 (the "Plan") is hereby amended and restated effective as of January 1, 2014. This restatement amends the January 1, 2013 restatement of the Plan and does not include changes that apply to Grandfathered Amounts.

The Plan is intended to comply with Code section 409A and official guidance issued thereunder (except for Grandfathered Amounts). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE I

Definitions

For purposes of the Plan, the following terms, when capitalized, will have the following meanings:

1.01
Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

1.02	Board of Directors. The Board of Directors of the Company.

1.03	CIC Plans. Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan.

1.04	Code. The Internal Revenue Code of 1986, as amended.

1.05	Company. Northrop Grumman Corporation.

1.06	Deferred Compensation Plan. The Northrop Grumman Deferred Compensation Plan and the Northrop Grumman Savings Excess Plan.

1.07	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.08	Grandfathered Amounts. Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder.

1.09
Key Employee    . An employee treated as a "specified employee" under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company's or an Affiliated Company's stock is publicly traded on an established securities market or otherwise. The Company shall determine in

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accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

1.10	Participant. Any employee of the Company who is eligible for benefits under a particular Program and has not received full payment under the Program.

1.11	Payment Date. The 1st of the month coincident with or following the later of (a) the date the Participant attains age 55, or (b) the date the Participant Separates from Service.

1.12	Pension Plan.

(a)	The Northrop Grumman Pension Plan (subject to the special effective dates noted below for the following merged plans)

◦	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

◦	The Northrop Grumman Commercial Aircraft Division Salaried Retirement Plan (effective as of July 1, 2000)

◦	The Grumman Pension Plan (effective as of July 1, 2003)

(b)	The Northrop Grumman Electronic Systems – Space Division Consolidated Pension Plan (effective as of October 22, 2001)

(c)	The Northrop Grumman Norden Systems Employee Retirement Plan (effective July 1, 2003)

1.13	Plan. The Northrop Grumman Supplemental Plan 2.

1.14	Program. One of the eligibility and benefit structures described in the Appendices.

1.15	Qualified Plan. The Northrop Grumman Pension Plan and Cash Balance Plans (as defined under the Northrop Grumman Pension Plan).

1.16	Separation from Service or Separates from Service. A "separation from service" within the meaning of Code section 409A.

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1.17	Termination of Employment. Complete termination of employment with the Affiliated Companies.

(a)	If a Participant leaves one Affiliated Company to go to work for another, he or she will not have a Termination of Employment.

(b)
A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spunoff.

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ARTICLE II

General Provisions

2.01
In General. The Plan contains a number of different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs. The Company, in its sole discretion, will determine all eligibility conditions, make all benefit determinations, and otherwise exercise sole authority to interpret the Plan and Programs.

2.02
Treatment of 2000 Ad Hoc Increases for Retirees. In no event, however, (1) will this Plan pay any amount of a Participant's retirement benefit, if any, attributable to the “2000 Ad Hoc Increase for Retirees” Appendix added to certain of the Company’s tax-qualified plans pursuant to the Board of Directors resolution adopted May 17, 2000, or (2) will a Participant be entitled to a benefit (or an increased benefit) from or as a result of participation in this Plan under the Board of Directors resolution adopted May 17, 2000.

2.03
Forms and Times of Benefit Payments. This Section only applies to Grandfathered Amounts. The Company will determine the form and timing of benefit payments in its sole discretion unless particular rules regarding the form and timing of benefit payments are set forth in a Program or where a lump sum election under Article III is applicable.

(a)
For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan, except in cases of lump sums.

(b)
Whenever the present value of the amount payable under a particular Program does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.06 below (See Section 2.05 for the rule that applies as of January 1, 2008).

(c)
No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a qualified retirement plan for Participants over age 70½, or for any other reason.

See Appendix 1 and Appendix 2 for the rules that apply to other benefits earned under the Plan.

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2.04
Beneficiaries and Spouses. This Section only applies to Grandfathered Amounts. If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.

(a)
If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

(b)
With respect to Programs designed to supplement tax-qualified retirement or savings plans, the Participant’s spouse will be the spouse as determined under the underlying tax-qualified plan. Otherwise, the Participant’s spouse will be determined by the Company in its sole discretion.

See Appendix 1 and Appendix 2 for the rules that apply to other benefits earned under the Plan.

2.05
Mandatory Cashout. Notwithstanding any other provisions in the Plan, Participants with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:

(a)
Post-2007 Terminations. Participants who have a Termination of Employment after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts under a Program within two months of Termination of Employment (without interest), if such present value is below the Code section 402(g) limit in effect at the Termination of Employment.

(b)
Pre-2008 Terminations. Participants who had a Termination of Employment before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts under a Program within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.

For purposes of calculating present values under this Section, the actual assumptions and calculation procedures for lump sum distributions under the Northrop Grumman Pension Plan shall be used.

2.06	Optional Payment Forms. Participants with Grandfathered Amounts shall be permitted to elect (a) or (b) below:

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(a)
To receive their Grandfathered Amounts in any form of distribution available under the Plan at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under this Plan on October 3, 2004.

(b)
To receive their Grandfathered Amounts in any life annuity form not included in (a) above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:        6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

2.07
Special Tax Distribution. On the date a Participant's retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the Participant's portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will be based on all benefits under the Plan, including Grandfathered Amounts. This payment will reduce the Participant's future benefit payments under the Plan on an actuarial basis.

2.08
Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the Plan with respect to lump sum distributions, including any lump sum calculation factors, whether or not a Participant has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of a Participant's accrued benefit under the Plan as of the date of such amendment or termination.

No amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent "material modification" to the Grandfathered Amounts.

The Company may, in its sole discretion, seek reimbursement from the Company's tax-qualified plans to the extent this Plan pays tax-qualified plan benefits to which Participants were entitled to or became entitled to under the tax-qualified plans.

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2.09
Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

2.10
Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

Notwithstanding the foregoing, all or a portion of a Participant's benefit may be paid to another person as specified in a domestic relations order that the plan administrator determines is qualified (a "Qualified Domestic Relations Order"). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(1)    issued pursuant to a State's domestic relations law;

(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant's benefits under the Plan; and

(4)	meets such other requirements established by the plan administrator.

The plan administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the plan administrator may consider the rules applicable to the "domestic relations orders" under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.

2.11
Nonduplication of Benefits. This Section applies if, despite Section 2.10, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity.

(a)
Actuarial value will be determined using the factors and methodology described in Section 3.06 below (in the case of lump sums) and using the actuarial assumptions in the underlying Pension Plan in all other cases.

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(b)
In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

2.12
Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

2.13
Construction. The Company shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Company’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or beneficiary. The Company shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

2.14	Governing Law. This Plan shall be governed by the law of the Commonwealth of Virginia, except to the extent superseded by federal law.

2.15
Actions by Company and Claims Procedures    . Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board of Directors or its delegate. The Board of Directors may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

The Company's standardized "Northrop Grumman Nonqualified Retirement Plans Claims and Appeals Procedures" shall apply in handling claims and appeals under this Plan.

2.16	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

2.17	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

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ARTICLE III

Lump Sum Election

This Article only applies with respect to Grandfathered Amounts. See Appendix 1 and Appendix 2 for the distribution rules that apply to other benefits earned under the Plan.

3.01
In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.05, this Article does not apply to employees in cases where benefits under a particular Program are automatically payable in lump sum form under Article II. This Article will not apply if a particular Program so provides.

3.02	Election. Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(b)	An election does not become effective until the earlier of:

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.

(c)	Before the election becomes effective, it may be revoked.

(d)	If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(e)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(f)	After a Participant has a Termination of Employment, no election can be made.

(g)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

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(h)
Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.03
Lump Sum—Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)
in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form—

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Grumman Retirement Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)
As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

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(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.04
Lump Sum—Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

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3.05
Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.06	Calculation of Lump Sum.

(a)	The factors to be used in calculating the lump sum are as follows:

(1)	Interest: Whichever of the following two rates that produces the smaller lump sum:

(A)
the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(B)	the applicable interest rate that would be used to calculate a lump sum value for the benefit under the Pension Plans.

(2)	Mortality: the applicable mortality table, which would be used to calculate a lump sum value for the benefit under the Pension Plans.

(3)	Increase in Section 415 Limit: 4% per year.

(4)	Age: Age rounded to the nearest month on the date the lump sum is payable.

(5)	Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.

(b)	The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

(1)	For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.

(2)
If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.

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(3)	If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.

(4)	If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

(5)
In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

(c)
In the case of a lump-sum under Section 3.05 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.06 are not used.

3.07	Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

* * *
IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 13th day of December, 2013.

NORTHROP GRUMMAN CORPORATION

By: /s/ Denise Peppard
Denise Peppard
Corporate Vice President and Chief Human Resources Officer

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APPENDIX 1 – 2005-2007 TRANSITION RULES
This Appendix 1 provides the distribution rules that apply to the portion of benefits under the Plan subject to Code section 409A for Participants with benefit commencement dates after January 1, 2005 and before January 1, 2008.

1.01
Election. Participants scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the Plan as of December 31, 2004. Participants electing optional forms of benefits under this provision will commence payments on the Participant's selected benefit commencement date.

1.02
2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, Participants commencing payments in 2005 from the Plan may elect a form of distribution from among those available under the Plan on December 31, 2004, and benefit payments shall begin at the time elected by the Participant.

(a)
Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with Plan distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee's date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and Plan distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

(b)	Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:

(i)
In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, a Participant must be an elected or appointed officer of the Company and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

(ii)	The lump sum payment shall be made in 2005 as soon as feasible after the election; and

(iii)	Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the Plan's procedures for calculating lump sums as of December 31, 2004.

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1.03
2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of Plan benefits subject to Code section 409A shall begin 12 months after the later of: (a) the Participant's benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the Participant's benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

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APPENDIX 2 – POST 2007
DISTRIBUTION OF 409A AMOUNTS

The provisions of this Appendix 2 shall apply only to the portion of benefits under the Plan that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Articles II and III, and Appendix 1 addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.

2.01	Time of Distribution. Subject to the special rules provided in this Appendix 2, distributions to a Participant of his vested retirement benefit shall commence as of the Payment Date.

2.02
Special Rule for Key Employees. If a Participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the Participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant's death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant's Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

2.03
Forms of Distribution. Subject to the special rules provided in this Appendix 2, a Participant's vested retirement benefit shall be distributed in the form of a single life annuity. However, a Participant may elect an optional form of benefit up until the date payments commence or such earlier time as provided by the Company. The optional forms of payment are:

(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.
If a Participant is married on the date his payments commence and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the date his payments commence, or such earlier time as provided by the Company, and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

EXHIBIT 10(l)

2.04
Death. If a married Participant dies before the Payment Date, a death benefit will be payable to the Participant's spouse commencing 90 days after the Participant's death. The death benefit will be a single life annuity in an amount equal to the survivor portion of a Participant's vested retirement benefit based on a 100% joint and survivor annuity determined on the Participant's date of death. This benefit is also payable to a Participant's domestic partner who is properly registered with the Company in accordance with procedures established by the Company.

2.05
Actuarial Assumptions. Except as provided in Section 2.06 of this Appendix 2, all forms of payment under this Appendix 2 shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

2.06	Accelerated Lump Sum Payouts.

(a)
Post-2007 Separations. Notwithstanding the provisions of this Appendix 2, for Participants who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of a Participant's retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section 2.02 of this Appendix 2, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Participant's Separation from Service.

(b)
Pre-2008 Separations. Notwithstanding the provisions of this Appendix 2, for Participants who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of a Participant's retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the Participant attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the Participant attains age 55, but no earlier that January 1, 2008.

EXHIBIT 10(l)

(c)
Conflicts of Interest. The present value of a Participant's vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

(d)
Present Value Calculation. The conversion of a Participant's retirement benefit into a lump sum payment and the present value calculations under this Section 2.06 of this Appendix 2 shall be based on the actuarial assumptions in effect under the Northrop Grumman Pension Plan for purposes of calculating lump sum amounts, and will be based on the Participant's immediate benefit if the Participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Participant will be eligible to receive at age 55.

2.07
Effect of Early Taxation. If a Participant's benefits under the Plan are includible in income pursuant to Code section 409A, the Company shall have the discretion to accelerate the distribution of all or a portion of such includible benefits to the Participant, provided that the Participant shall not be given a direct or indirect election as to whether such discretion is exercised.

2.08	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Company's reasonable anticipation of one or more of the following events:

(a)	The Company's deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section 2.08 of this Appendix 2 shall be paid in accordance with Code section 409A.

EXHIBIT 10(l)

APPENDIX 3 – COMMITTEES AND APPOINTMENTS
Notwithstanding anything to the contrary in this Plan, effective October 25, 2011, the Chief Executive Officer of Northrop Grumman Corporation shall appoint, and shall have the power to remove, the members of (1) an Administrative Committee that shall have responsibility for administering the Plan (including as such responsibilities are described in Article II of the Plan), other than the "Forfeiture of Benefits" provisions in Sections F.10, G.10 and I.10 of the Plan which Sections shall continue to be administered by the Compensation Committee or its delegate, and (2) an Investment Committee that shall have responsibility for overseeing any rabbi trusts or other informal funding for the Plan.